                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

The undersigned  investment  company hereby notifies the Securities and Exchange
Commission  that it registers  under and pursuant to the  provisions  of Section
8(a)  of  the  Investment  Company  Act of  1940  and in  connection  with  such notification of registration submits the following information:

Name:       Gold Prospector Funds

Address of Principal Business Office
(No. & Street, City, State, Zip Code): 10975 El Monte, Suite 225
                                       Overland Park, KS 66211

Telephone Number (including area code):   (913) 396-0300

Name and address of agent for service of process:     Martin A. Cramer
                                                      BMA Tower
                                                      700 Karnes Boulevard
                                                      Kansas City, MO  64108

Copies to:
                                Larry D. Armel
            12618 Cedar Street, Shawnee Mission, Kansas 66209-3148

         Michael P. O'Hare, Esq., Stradley Ronon Stevens & Young, LLP
            2600 One Commerce Square, Philadelphia, PA 19103-7098

Check appropriate Box:

Registrant is filing a  Registration  Statement  pursuant to Section 8(b) of the
Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES  [X]    NO  [ ]

                                  SIGNATURES

Pursuant  to the  requirements  of the  Investment  Company  Act  of  1940,  the
registrant has caused this notification of registration to be duly signed on its behalf in Kansas City, Missouri as of the 9th day of August, 2001.

                                    GOLD PROSPECTOR FUNDS

                                    BY:  /s/ Larry D. Armel
                                         -------------------
                                        Larry D. Armel, Trustee

Attest: /s/ Martin A. Cramer
        ---------------------
        Martin A. Cramer, Secretary